Exhibit 4.8

FCB FINANCIAL HOLDINGS, INC.

2016 STOCK INCENTIVE PLAN

AMENDED AND RESTATED AS OF MAY 4, 2016

ARTICLE I

General

1.1	Purpose

The FCB Financial Holdings, Inc. 2016 Stock Incentive Plan (the “Plan”) is designed to further the growth and development of FCB Financial Holdings, Inc. (the “Company”) and its subsidiary, Florida Community Bank, N.A. (the “Bank”), by enabling eligible persons to obtain a proprietary interest in the Company, thereby providing such persons with an added incentive to continue in the employ or service of the Company and/or the Bank, and stimulating their efforts in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its service persons of outstanding quality.

1.2	Administration

(a) Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. While it is intended that at all times that the Committee act in connection with the Plan, and the Committee consist solely of Qualified Members, the number of whom shall not be less than two, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is an individual who is (i) a “non-employee director” within the meaning of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an independent director under rules of any stock exchange on which the Company’s Common Stock is listed and Section 952 of the Dodd-Frank Act. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The term “Administrator” shall refer to whichever of the Board or the Committee is administering the Plan.

(b) Administrator’s Authority. The Administrator shall have the authority to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any award certificates issued under the Plan, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) amend the Plan to reflect changes in applicable law.

(c) Administrator Action; Delegation. Actions of the Administrator shall be taken by the vote of a majority of its members. Except as otherwise required by applicable law, any action may be taken by a written instrument signed by a majority of the Administrator members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, the Administrator may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the Plan, who will receive awards under the Plan and the terms of each such grant, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto), provided that the Administrator itself shall grant awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code.

(d) Determinations Final. The determination of the Administrator on all matters relating to the Plan or any award under the Plan shall be final, binding and conclusive.

Limit on Administrator’s Liability. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder. Each member of the Administrator shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of such action or determination.

1.3	Persons Eligible for Awards

The persons eligible to receive awards under the Plan are the executive management, employees, consultants (who are individuals) and directors of the Company and/or the Bank (collectively, “key persons”) as the Administrator in its sole discretion shall select.

1.4	Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) incentive stock options, within the meaning of Section 422 of the Code, (b) options that do not qualify as incentive stock options (“non-qualified stock options”), (c) stock appreciation rights, (d) restricted stock, (e) restricted stock units and (f) unrestricted stock, all as more fully set forth in Article II. Awards under the Plan may also be made in the form of performance awards by making the awards subject to the achievement of performance criteria described in Section 3.7(ii) or other performance criteria. The term “award” means any of the foregoing. An incentive stock option may be granted only to a person who is an employee of the Company or a parent or subsidiary (within the meaning of Section 424 of the Code) of the Company on the date of grant.

1.5	Shares Available for Awards

(a) Aggregate Number Available; Certificate Legends. Awards may be granted under the Plan with respect to an aggregate of 2,000,000 shares of Class A Common Stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustment as set forth below. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan. Subject to adjustment as provided in Section 1.5(d), no more than 2,000,000 shares of Common Stock may be awarded with respect to incentive stock options under the Plan.

(b) Certain Shares to Become Available Again; Other Shares not Available Again. Any shares of Common Stock that are subject to an award and that remain unissued upon the cancellation or termination of such award for any reason whatsoever or upon the settlement of such award for cash or other medium other than shares of Common Stock, and any shares of restricted stock forfeited pursuant to Section 2.5(d), provided that any dividends paid on such shares are also forfeited pursuant to such Section 2.5(d), shall again become available for awards. Shares of Common Stock that are withheld by the Company to satisfy tax withholding requirements upon the exercise of an option or stock appreciation right, the vesting of restricted stock or restricted stock units or the granting of unrestricted stock may not again become available for awards.

(c) Individual Limits. Except for the limits set forth in this Section 1.5(c) and in Section 2.2(e)(v), no provision of this Plan shall be deemed to limit the number or value of shares with respect to which the Administrator may make awards to any eligible person. Subject to adjustment as provided in Section 1.5(d), the total number of shares of Common Stock with respect to which awards may be granted (i) to any one employee or consultant of the Company or a Company subsidiary or Company joint venture during any one calendar year shall not exceed 150,000 shares and (ii) to any one non-employee director of the Company during any one calendar year shall not exceed 50,000 shares. Stock options and stock appreciation rights granted and subsequently canceled or deemed to be canceled in a calendar year count against this limit even after their cancellation.

(d) Adjustments to Existing Options Upon Certain Events.

(i) Corporate Events. Subject to any required action by the stockholders of the Company and to the further provisions of this Section 1.5(d), the following shall apply in the event of certain recapitalizations:

(A)	Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number of such shares with respect to which the Administrator may grant awards under Article II hereof, as described in Section 1.5(a), and the individual annual limit under Article II hereof, described in Section 1.5(c), shall be appropriately adjusted by the Administrator. In the event of any change in the number of such shares outstanding by reason of any other event or transaction, the Administrator may, but need not, make such adjustments in the number and class of shares with respect to which awards may be granted under Article II hereof, as the Administrator may deem appropriate.

(B)	Outstanding Options and Stock Appreciation Rights – Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, subject to any required action by the stockholders of the Company, the Administrator shall proportionally adjust the number of shares of Common Stock subject to each outstanding option and stock appreciation right, the exercise price-per-share of each such option and stock appreciation right.

(C)	Restricted Stock. Unless the Administrator in its sole discretion otherwise determines, any securities or other property (including dividends paid in cash) received by a grantee with respect to a share of restricted stock as a result of a corporate event will not vest until such share of restricted stock vests, and shall be promptly deposited with the Company or another custodian designated by the Company.

(D)	Restricted Stock Units. The Administrator shall adjust outstanding grants of shares of restricted stock units to reflect any corporate event as the Administrator may deem appropriate to prevent the enlargement or dilution of rights of grantees.

(ii) Outstanding Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units – Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each option, stock appreciation right, restricted stock, and restricted stock unit outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option, stock appreciation right, restricted stock or restricted stock unit would have received in such merger or consolidation.

(iii) Outstanding Options, Stock Appreciation Rights and Restricted Stock Units – Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company or the Bank, (2) a sale of all or substantially all of the assets of the Company or the Bank, (3) the sale of more than 50% of the outstanding equity securities of the Company or the Bank, except in a bona fide public offering pursuant to a registration statement filed with the Securities and

Exchange Commission under the Securities Act of 1933, as amended, (4) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is not the surviving entity, (5) a merger, share exchange, consolidation or other reorganization or business combination of the Company or the Bank if immediately after such transaction either (A) persons who were members of the board of directors of the Company or the Bank, as applicable, immediately prior to such transaction do not constitute at least a majority of the board of directors of the surviving entity, or (B) the holders of the voting stock of the Company or the Bank immediately prior to such transaction have not received, pursuant to the terms of such transaction, a majority of the voting equity securities of the surviving entity, or (6) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is the surviving entity but the holders of shares of Common Stock receive securities of another entity and/or other property, including cash, then, to the extent permitted by Section 409A of the Code, the holders of outstanding options, stock appreciation rights, restricted stock or restricted stock units shall thereafter have the right to receive, in exchange for such options, stock appreciation rights, restricted stock or restricted stock units outstanding immediately prior to such event (whether or not then exercisable) an option on, or stock appreciation right, restricted stock or restricted stock unit with respect to, as appropriate the property (including cash) which a holder of the number of shares of Common Stock subject to such option, stock appreciation right, restricted stock or restricted stock unit would have received and, incident thereto, make an equitable adjustment as determined by the Administrator in good faith in the exercise price of the option or stock appreciation right, and/or the number of shares or amount of property (including cash) subject to the option, restricted stock, stock appreciation right or restricted stock unit or, to the extent permitted by Section 409A of the Code, if appropriate, provide for a cash payment to the grantee to whom such option, stock appreciation right, restricted stock or restricted stock unit was granted in partial consideration for the exchange of the option, stock appreciation right, restricted stock or restricted stock unit.

(iv) Outstanding Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units – Other Changes. In the event of any other change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 1.5(d)(i), (ii) or (iii) hereof, the Administrator shall make such adjustments in the number and class of shares or other property subject to options, stock appreciation rights, restricted stock and restricted stock units outstanding on the date on which such change occurs and in the exercise price of each such option and stock appreciation right as the Administrator may in good faith consider appropriate to prevent dilution or enlargement of rights.

(v) No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of the payment of any dividend, any increase or decrease in the number of shares of Common Stock or any dissolution, liquidation, merger or consolidation of the Company or any other entity. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any award or the exercise price of any option or stock appreciation right.

1.6	Definitions of Certain Terms

(a) The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on any national stock exchange as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if no quotation is available on a national stock exchange, of if otherwise deemed reasonably necessary or appropriate by the Administrator, the Fair Market Value of a share of Common Stock on any day shall be determined by the Administrator based on an appraisal of the value of such Common Stock conducted by a nationally recognized appraisal firm. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

(b) Unless otherwise defined in an award certificate or employment agreement with a grantee, a grantee shall be deemed to have terminated employment upon (i) the date the grantee ceases to be employed by, or to provide consulting or advisory services for, the Company, any Company subsidiary or Company joint venture, or any entity (or any of its subsidiaries) which assumes the grantee’s award in a transaction to which section 424(a) of the Code applies; or (ii) the date the grantee ceases to be a director; provided, however, that in the case of a grantee (x) who is, at the time of reference, both an employee or consultant or advisor and a director, or (y) who ceases to be engaged as an employee, consultant, advisor or director and immediately is engaged in another of such relationships with the Company, any Company subsidiary or Company joint venture, the grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to clauses (i) and (ii) of this Section 1.6(b). For purposes of clause (i) of this Section 1.6(b), a grantee who continues his or her employment, consulting or advisory relationship with: (A) a Company subsidiary subsequent to its sale by the Company, or (B) a Company joint venture subsequent to the Company’s sale of its interests in such joint venture, shall have a termination of employment upon the date of such sale. The Administrator may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on awards theretofore made under the Plan.

(c) Unless otherwise defined in an award certificate or employment or consulting agreement with a grantee, the term “employment” shall be deemed to mean an employee’s employment with, or a consultant’s provision of services to, the Company, any Company subsidiary or any Company joint venture and each Board member’s service as a Board member.

(d) Unless otherwise defined in an award certificate, in connection with a termination of employment for “cause”:

(i)	The term “cause” shall mean:

(A)	to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and

(B)	to the extent that there is no such agreement as provided for in subsection (d)(i)(A) above, the grantee’s termination of employment by the Company or an affiliate on account of any one or more of the following:

(a)	grantee’s willful and intentional failure or refusal, continuing after written notice that identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from grantee’s incapacity due to physical or mental illness or other reasons beyond the control of grantee);

(b)	any willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”);

(c)	any unauthorized use or disclosure by the grantee of confidential information or trade secrets of the Company (or any affiliated entity);

(d)	any intentional wrongdoing by such person whether by omission or commission, which materially adversely affects the business or affairs of the Company (or any affiliated entity); and

(e)	conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud.

(ii)	For purposes of determining whether cause exists:

(A)	to the extent that an agreement described in subsection (d)(i)(A) above provides a procedure for the determination of whether cause exists, such procedure shall apply with respect to a determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan; and

(B)	to the extent that there is no such agreement as provided for in Section 1.6(d)(i)(A) hereof or such agreement does not provide a procedure for the determination of whether cause exists:

(a)	the determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any award granted hereunder shall be made by the Administrator in its reasonable discretion;

(b)	any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity;

(c)	if, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Administrator may deem such grantee’s employment to have been terminated for cause; and

(d)	a grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

ARTICLE II

Awards Under the Plan

2.1	Certificates Evidencing Awards

Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written certificate (“award certificate”) which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable award certificate.

2.2	Terms of Stock Options and Stock Appreciation Rights

(a) Stock Option Grants. The Administrator may grant incentive stock options and non-qualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. The Administrator may not grant incentive stock options to non-employees. If the award certificate does not specify that an option is an incentive stock option, such option shall be a non-qualified stock option.

(b) Stock Appreciation Right Grants; Types of Stock Appreciation Rights. The Administrator may grant stock appreciation rights to such key persons, in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the

Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with an option may be granted at or after the time of grant of such option.

(c) Nature of Stock Appreciation Rights. The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable award certificate, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over an amount (the “stock appreciation right exercise price”) determined by the Administrator, which may not be less than the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. Unless the applicable award certificate otherwise provides, upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Administrator shall determine at the time the stock appreciation right is exercised. Unless the applicable award certificate otherwise provides, upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised.

(d) Option Exercise Price. Each award certificate with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share shall be determined by the Administrator in its sole discretion; provided, however, that the option exercise price per share shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted and in no event less than the par value of a share of Common Stock.

(e) Exercise Period. Each award certificate with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be vested and exercisable, whether in whole or in part. An option and stock appreciation right may become exercisable on the date it is vested or at a later date. Such periods shall be determined by the Administrator in its sole discretion, subject to the following:

(i) Ten-Year Limit. No option or stock appreciation right shall be exercisable more than 10 years after the date of grant.

(ii) End of Exercise Period. Unless the applicable award certificate otherwise provides, once an installment becomes exercisable, it shall remain exercisable until the earlier of (A) the tenth anniversary of the date of grant of the award or (B) the expiration, cancellation or termination of the award.

(iii) Timing and Extent of Exercise. Unless the applicable award certificate otherwise provides, (i) an option and stock appreciation right may be exercised from time to time as to all or part of the shares as to which such option or stock appreciation right is then exercisable and (ii) a stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.

(iv) Incentive Stock Option Limitation: Exercisability. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the shares with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as non-qualified stock options.

(v) Incentive Stock Option Limitation: 10% Owners. Notwithstanding Sections 2.2(d) and 2.2(e)(i), an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns shares possessing more than 10% of the total combined voting power of all classes of shares unless (i) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

(vi) Termination of Employment — Generally. Except as otherwise provided below or in the applicable award certificate, a grantee whose employment terminates may exercise any outstanding option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the option or stock appreciation right was vested on the termination of employment date; and (ii) exercise must occur within three months after termination of employment but in no event after the original expiration date of the award.

(vii) Termination for Cause. Except as otherwise provided in the applicable award certificate, if a grantee’s employment is terminated for cause, all options and stock appreciation rights not theretofore exercised shall terminate upon the commencement of business on the date of the grantee’s termination of employment.

(viii) Disability. Except as otherwise provided in the applicable award certificate, if a grantee’s employment is terminated by reason of a disability (as defined below), then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the option or stock appreciation right was vested on the termination of employment date; and (B) exercise must occur by the earlier of (I) the first anniversary of the grantee’s termination of employment, or (II) the original expiration date of the award. Except as otherwise provided in the applicable award certificate, for this purpose “disability” shall mean any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such long-term disability plan, a physical or mental condition that prevents the grantee from performing the essential functions of the grantee’s position (with or without reasonable accommodation) for a period of three consecutive months. Except as otherwise provided in the applicable award certificate, the existence of a disability shall be determined by the Administrator in its reasonable judgment.

(ix)	Death.

(A)	Termination of Employment as a Result of Grantee’s Death. Except as otherwise provided in the applicable award certificate, if a grantee’s employment terminates as the result of death, then any outstanding option and stock appreciation right shall be exercisable on the following terms and conditions: (I) exercise may be made only to the extent that the option or stock appreciation right was vested on the date of death; and (II) exercise must occur by the earlier of (1) the first anniversary of the grantee’s date of death, or (2) the original expiration date of the award.

(B)	Death Subsequent to a Termination of Employment. Except as otherwise provided in the applicable award certificate, if a grantee dies subsequent to terminating employment but prior to the expiration of the exercise period with respect to an option or a stock appreciation right, then the option or stock appreciation right, to the extent vested on the date of death, shall remain exercisable until the earlier to occur of (I) the first anniversary of the grantee’s date of death or (II) the original expiration date of the option or stock appreciation right.

(C)	Restrictions on Exercise Following Death. Any such exercise of an option or stock appreciation right following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable award certificate which would have applied to the grantee.

(x) Special Rules for Incentive Stock Options. An option may not be treated as an incentive stock option to the extent that it remains exercisable for more than three months following a grantee’s termination of employment for any reason other than death (including death within three months after the termination of employment or within one year after a termination due to disability) or disability, or for more than one year following a grantee’s termination of employment as the result of disability.

2.3	Exercise of Options and Stock Appreciation Rights

Subject to the other provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

(a) Notice of Exercise. An option or stock appreciation right shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Administrator shall prescribe.

(b) Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full option exercise price; (ii) to the extent applicable, via a brokered cashless exercise; (iii) by any other methods approved by the Administrator and permitted by applicable law, including, but not limited to, retention of shares of Common Stock otherwise to be delivered upon exercise of the option; or (iv) any combination of the foregoing.

(c) Issuance of Shares Upon Exercise. Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right, the Company or its exchange agent shall, subject to the provisions of Section 3.2, establish, in the name of the grantee or to such other person as may then have the right to exercise the award, an account evidencing in uncertificated form ownership of the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a grantee may direct the Company, or its exchange agent, as the case may be, to establish such account in the name of the grantee’s stockbroker.

(d) No Rights as a Stockholder. No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until such person is recorded as the owner of such shares. Except as otherwise provided in Section 1.5(d), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date of such recording.

(e) No Repricing; No Exchange. Except as otherwise permitted by Section 1.5(d), the Administrator shall not, without the approval of the Company’s stockholders, (a) lower the option exercise price of an option or the stock appreciation right exercise price of an stock appreciation right after such an award is awarded, (b) cancel an option when the option exercise price exceeds the Fair Market Value of a share of Common Stock or a stock appreciation right when the stock appreciation right exercise price exceeds Fair Market Value, in either case, in exchange for cash or another award (other than in connection with a corporate event described in Section 1.5(d)), or (c) take any other action with respect to an option or a stock appreciation right that would be treated as a “repricing” under the rules and regulations of the New York Stock Exchange.

(f) Double Trigger Acceleration of an Option or Stock Appreciation Right. Except as otherwise provided in the applicable award certificate, if a grantee’s employment is terminated by the Company or the Bank without cause within 12 months after the consummation of a Change in Control (as defined below), 100% of the unvested portion of the grantee’s outstanding option or stock appreciation right shall immediately vest upon such termination; provided, that if the option or stock appreciation right is subject to the achievement of performance criteria, the option or stock appreciation right will vest only to the extent the performance criteria are met at the time of such termination. “Change in Control” shall mean any of the following: (i) a dissolution or liquidation of the Company or the Bank; (ii) a sale of all or substantially all of the assets of the Company or the Bank; (iii) the sale of more than 50% of the outstanding equity securities of the Company or the Bank, except in a bona fide public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended; (iv) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is not the surviving entity; (v) a merger, share exchange, consolidation or other reorganization or business combination of the Company or the Bank if immediately after such transaction either (A) persons who were members of the board of directors of the Company or the Bank, as applicable, immediately prior to such transaction do not constitute at least a majority of the board of directors of the surviving entity, or (B) the holders of the voting stock of the Company or the Bank immediately prior to such transaction have not received, pursuant to the terms of such transaction, a majority of the voting equity securities of the surviving entity; or (vi) a merger or consolidation involving the Company or the Bank in which the Company or the Bank is the surviving entity but the holders of shares of Common Stock receive securities of another entity and/or other property, including cash.

2.4	Transferability of Options and Stock Appreciation Rights

Except as otherwise provided in an applicable award certificate evidencing an option or stock appreciation right, during the lifetime of a grantee, each option or stock appreciation right granted to a grantee shall be exercisable only by the grantee and no option or stock appreciation right shall be assignable or transferable otherwise than by will or by the laws of descent and distribution or as a result of disability of the grantee. The Administrator may, in any applicable award certificate evidencing an option (other than an incentive stock option to the extent inconsistent with the requirements of Section 422 of the Code applicable to incentive stock options) or stock appreciation right, permit a grantee to transfer all or some of the options or stock appreciation right (a) at any time, to (1) a trust or trusts for the exclusive benefit of the grantee or (2) a revocable trust or trusts for the benefit of the grantee’s spouse, children or grandchildren (“immediate family members”) and (b) to (1) the grantee’s immediate family members or (2) a trust or trusts for the exclusive benefit of such immediate family members. Following any such transfer, any transferred options or stock appreciation rights shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.5	Grant of Restricted Stock

(a) Restricted Stock Grants. The Administrator may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Administrator shall specify by accepting delivery of an award certificate in such form as the Administrator shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company or its exchange agent by certified or official bank check (or the equivalent thereof acceptable to the Company) in an amount at least equal to the par value of the shares covered by the award.

(b) Issuance of Shares. Promptly after a grantee accepts a restricted stock award, the Company or its exchange agent shall establish an account evidencing in uncertificated form ownership of the shares of Common Stock covered by the award. Upon the establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the restrictions on transferability and forfeiture provision described in paragraphs (c) and (d) of this Section 2.5; (ii) unless the applicable award certificate otherwise provides, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable award certificate.

(c) Vesting/Nontransferability. Until they vest, shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in the Plan or the applicable award certificate. The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) on which the restrictions on transferability of the restricted stock shall lapse.

(d) Consequence of Termination of Employment. Except as otherwise provided in the applicable award certificate or as may otherwise be provided by the Administrator at any time prior to a grantee’s termination of employment, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment. All dividends paid on such shares also shall be forfeited, unless the Administrator determines otherwise in its reasonable discretion.

(e) Right to Vote and Receive Dividends on Restricted Stock. During the period restricted stock is unvested (i.e., subject to forfeiture), the grantee of such restricted stock will be the beneficial and record owner of such restricted stock and will have full voting rights with respect thereto. All ordinary cash dividends paid in respect of any share of restricted stock during the period the restricted stock is unvested will be retained by the Company for the account of the grantee. Such dividends will revert back to the Company if for any reason the restricted stock upon which such dividends were paid reverts back to the Company. Upon the vesting of the restricted stock, all such dividends paid in respect of such restricted stock and retained by the Company will be paid to the grantee. Additional shares of Common Stock or other property distributed to the grantee in respect of restricted stock, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted stock. Notwithstanding anything herein or in an applicable award certificate to the contrary, dividends on restricted stock awards that vest based on the achievement of performance criteria will only be paid at the time and only to the extent that the underlying restricted stock is earned.

(f) Double Trigger Acceleration of Restricted Stock. Except as otherwise provided in the applicable award certificate, if a grantee’s employment is terminated by the Company or the Bank without cause within 12 months after the consummation of a Change in Control, 100% of the grantee’s outstanding Restricted Stock shall immediately vest upon such termination; provided, that if the Restricted Stock is subject to the achievement of performance criteria, the Restricted Stock will vest only to the extent the performance criteria are met at the time of such termination.

2.6	Grant of Restricted Stock Units

(a) Restricted Stock Unit Grants. The Administrator may grant awards of restricted stock units to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other award under the Plan. A grantee of a restricted stock unit award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Administrator shall specify by accepting delivery of an award certificate in such form as the Administrator shall determine. A grant of a restricted stock unit entitles the grantee to receive a share of Common Stock or, in the sole discretion of the Administrator, the value of a share of Common Stock, on the date that such restricted stock unit vests.

(b) Vesting/Nontransferability. Until they vest, restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in the Plan or the applicable award certificate. The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the achievement of performance goals or other conditions or a combination of such conditions) on which the restricted stock units shall vest.

(c) Consequence of Termination of Employment. Except as otherwise provided in the applicable award certificate or as may otherwise be provided by the Administrator at any time prior to a grantee’s termination of employment, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all restricted stock units that have not yet vested as of the date of such termination of employment.

(d) Stockholder Rights. The grantee of a restricted stock unit will have the rights of a stockholder only as to shares for which an account has been established evidencing the grantee’s ownership of such shares and not with respect to any other shares subject to the award.

(e) Right to Receive Dividend Equivalents on Restricted Stock Units. If dividend equivalents are provided for in the applicable award certificate, during the period prior to the vesting of a restricted stock unit, all ordinary cash dividends that would have been paid upon any share of Common Stock underlying the restricted stock unit had such share of Common Stock been issued will be paid to the grantee only at the time and to the extent such restricted stock unit vests. Notwithstanding anything herein or in an award certificate to the contrary, dividend equivalents on a restricted stock unit that vests based on the achievement of performance goals shall only be paid at the time and only to the extent that the performance criteria are met and the restricted stock unit vests.

(f) Double Trigger Acceleration of Restricted Stock Units. Except as otherwise provided in the applicable award certificate, if a grantee’s employment is terminated by the Company or the Bank without cause within 12 months after the consummation of a Change in Control, 100% of the grantee’s outstanding Restricted Stock Units shall immediately vest upon such termination; provided, that if the Restricted Stock Units are subject to the achievement of performance criteria, the Restricted Stock Units will vest only to the extent the performance criteria are met at the time of such termination.

2.7	Grant of Unrestricted Stock

The Administrator may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Plan, to such key persons, in such amounts, and subject to such forfeiture provisions and other terms and conditions, as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan.

2.8	Right of Recapture; Offset

(a) Incorrect Determination of Achievement of Performance Goal. If at any time after the date on which a grantee has been granted or become vested in an award pursuant to the achievement of performance goals under this Article II or Section 3.7, the Administrator determines that the earlier determination as to the achievement of the performance goals was based on incorrect data, amounts awarded may be recalculated and adjusted to reflect the corrected data. If the subsequent determination is that the performance goals had not been achieved or had been achieved to a lesser extent than originally determined, then (i) any award or portion of an award granted based on such incorrect determination shall be forfeited, (ii) any award or portion of an award that became vested based on such incorrect determination shall be deemed to be not vested, and (iii) any amounts paid to the grantee based on such incorrect determination shall be paid by the grantee to the Company upon notice from the Company. If the subsequent determination is that the performance goals were achieved to a greater extent than originally determined, the Administrator may appropriately grant or vest any awards.

(b) Clawback. Any award under the Plan which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy adopted from time to time will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

ARTICLE III

Miscellaneous

3.1	Amendment of the Plan; Modification of Awards

(a) Amendment of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Administrator that in any way alters or affects the tax treatment of any award or that in the sole discretion of the Board is necessary to prevent an award from being subject to tax under Section 409A of the Code shall not be considered to materially impair any rights of any grantee. The Board, in its sole discretion, shall determine whether to submit any amendment of the Plan to the Company’s stockholders for approval.

(b) Modification of Awards. The Administrator in its sole discretion may amend any outstanding award certificate, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the award certificate; or (iii) waive or amend any applicable provision of the Plan or award certificate with respect to the termination of the award upon termination of employment. However, any such cancellation or amendment (other than an amendment pursuant to Section 1.5(d) hereof) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). No amendment may change the exercise price of an option or stock appreciation right except in connection with a reorganization, recapitalization or similar event.

3.2	Consent Requirement

(a) No Plan Action Without Required Consent. If the Administrator shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or exercise of other rights hereunder, or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan action”), then such Plan action shall not be taken or permitted, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b) Consent Defined. The term “consent” as used herein with respect to any Plan action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation; (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Administrator shall in its sole discretion deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan action by any governmental or other regulatory bodies.

3.3	Nonassignability

Except as otherwise provided herein: (a) no award or right granted to any person under the Plan or under any award certificate shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any award certificate shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4	Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

3.5	Withholding Taxes

The Company shall be entitled to require as a condition of exercise of an option or stock appreciation right, the vesting of restricted stock and restricted stock units and the granting of unrestricted stock, that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Administrator, which the Administrator shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to the entire or any portion of the shares to be acquired pursuant to an award.

3.6	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

An individual who receives an incentive stock option shall be required to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.7	Limitations Imposed by Section 162(m)

Qualified Performance-Based Compensation. At such time as the Company becomes subject to Section 162(m) of the Code, to the extent the Administrator determines it is desirable to grant an award to an individual it anticipates might be a “162(m) covered employee” (as defined below), with respect to which award the compensation realized by the grantee will or may not otherwise be deductible by operation of Section 162(m) of the Code, the Administrator may, as part of its effort to have such an award treated as “qualified performance-based compensation” within the meaning of Code Section 162(m), make the granting and/or vesting of the award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below.

(i) Covered Employees. An individual is a “162(m) covered employee” if he or she is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(ii) Performance Goals. Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under Section 162(m) of the Code (assuming the applicability of such Section 162(m)), the Administrator shall establish one or more objective performance goals with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Administrator deems appropriate and, if the Administrator so determines, net of or including dividends); (b) gross or net sales revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return and capital ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, level of capital, return or net return on assets, net assets or capital (including invested capital and economic capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) risk adjusted metrics, including return on risk-adjusted assets or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute, relative and/or incremental basis, (4) be expressed as a percentage of gross or net revenue, pre-tax or post-tax earnings (in each case as adjusted in the manner the Administrator deems appropriate), (5) employ comparisons with past performance of the Company (including one or more divisions) and/or (6) employ comparisons with the current budget, forecasts or market expectations, and/or (7) employ comparisons with the past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and, if and when the Company becomes subject to the periodic reporting requirements of the 1934 Act, in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10- Q, without regard to any of the following, unless otherwise determined by the Administrator consistent with the requirements of Section 162(m)(4)(C) and the regulations thereunder:

(A)	all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(B)	all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and

(C)	all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any objective performance goals are expressed using any earnings or revenue-based measures that require deviations from GAAP, such deviations shall be at the sole discretion of the Administrator and established at the time the applicable performance goals are established.

(iii) Performance Period. The Administrator in its sole discretion shall determine the length of each performance period.

3.8	Right of Discharge Reserved

Nothing in the Plan or in any award certificate shall confer upon any grantee the right to continue employment with the Company or affect any right which the Company may have to terminate such employment.

3.9	Nature of Payments

(a) Consideration for Services Performed. Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company (including its subsidiaries and joint venture entities) by the grantee.

(b) Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.10	Non-Uniform Determinations

The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated) and among awards to the same person. Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective award certificates, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, (c) the treatment of leaves of absence pursuant to Section 1.6(b) hereof and (d) the treatment of awards under Section 1.5(d).

3.11	Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12	Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents, meaning or interpretation of any thereof.

3.13	Effective Date and Term of Plan

(a) Adoption. The Plan was adopted by the Board of Directors of the Company on February 13, 2016.

(b) Termination of Plan. Unless sooner terminated by the Board or pursuant to paragraph (a) above, the Plan shall expire on the fifth anniversary of the date adopted or, if sooner, when all of the shares of Common Stock authorized for issuance under the Plan have been issued. All awards made under the Plan prior to the termination of the Plan under this Section 3.13(b) shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award certificates.

3.14	Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any shares of Common Stock to be issued pursuant to awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable, within the meaning of Section 152 of the Delaware General Corporation Law, except as otherwise permitted by Section 153(c) of the Delaware General Corporation Law.

3.15	Section 409A of the Code; Taxes Generally

The Plan, as well as payments and benefits under the Plan, are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the grantee shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the grantee under the Plan or any award thereunder until the grantee would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax, penalty and interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes, penalties and interest incurred under Section 409A or any other provision of the Code. Without limiting the foregoing, the Company makes no representation as to the tax treatment of a grantee with respect to the receipt, vesting, exercise or settlement of an award granted under the Plan.

3.16	Governing Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

3.17	Use of Personal Data

By accepting an award, the grantee shall have acknowledged that the Company may use the grantee’s personal data for purposes of (i) determining the grantee’s compensation, (ii) payroll activities, including, but not limited to, tax withholding and regulatory reporting, (iii) registration of shares, and (iv) other lawful purposes related to the grantee’s employment and the award, and the Company may provide such data to third party vendors with whom it has contracted to provide services with respect to such matters. The grantee may terminate this authorization at any time except with respect to tax and regulatory reporting. In the event the grantee so terminates this authorization, the grantee’s award may be subject to cancellation without consideration.

3.18	Unfunded Status of Participant Rights.

A grantee’s rights with respect to an award represent an unfunded deferred compensation obligation of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended, and for federal income tax purposes and, with respect thereto, the grantee shall have no rights greater than those of an unsecured general creditor of the Company.

3.19	Successors and Assigns.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.